EXHIBIT 16(a)

        [LETTERHEAD OF WISS & COMPANY, LLP, CERTIFIED PUBLIC ACCOUNTANTS]

                                November 10, 2003

Ramesh C. Pandey, Ph.D.
President, CEO & CFO
Xechem International, Inc.
100 Jersey Avenue, Bldg. B-310
New Brunswick, NJ  08901-3279

Dear Dr. Pandey:

This letter supplements our previous letter to you dated September 30, 2003 wherein we advised you that we had decided to discontinue audit services to SEC registrants and were exiting from this practice area. We will continue to provide services to Xechem International, Inc. through December 1, 2003, which will include review of Xechem's Form 10-QSB for the three months ended September 30, 2003.

                                        Cordially,

                                        /s/ Jeffrey Campo

                                        Jeffrey Campo, CPA
                                        Managing Partner

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